UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2006 (September 29, 2006)
BOSTON LIFE SCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation	File Number)	Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On September 29, 2006, Boston Life Sciences, Inc., a Delaware corporation (the “Company”), entered into a consulting agreement (the “Consulting Agreement”) with Robert S. Langer, Jr., a director of the Company, pursuant to which Dr. Langer will provide consulting services, including, but not limited to, scientific and business services. The term of the Consulting Agreement shall continue until either the Company or Dr. Langer terminate the Consulting Agreement upon not less than 20 days notice to the other. In addition, the Company may terminate the Consulting Agreement in the event of a breach of the Consulting Agreement by Dr. Langer for cause (as defined in the Consulting Agreement). As compensation under the Consulting Agreement, the Company has agreed to pay Dr. Langer a quarterly fee of $13,125. The Consulting Agreement contains nondisclosure and assignment of intellectual property terms in favor of the Company. The Consulting Agreement also includes representations and warranties to the Company regarding matters that are customarily included in agreements of this nature.
     During the term of the Consulting Agreement and for one year thereafter, Dr. Langer has agreed not to provide consulting services to any business or entity with respect to a project or product which competes with a project or product of the Company and/or for which Dr. Langer provides or provided consulting services under the Consulting Agreement, including any project that relates to diagnostic imaging agents for central nervous system disorders and drug programs for neuroregenerative and neurodegenerative disorders.
     The foregoing description of the Consulting Agreement is qualified in its entirety by the full text of the Consulting Agreement, a complete copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit
Number	Description of Exhibit

10.1	Consulting Agreement dated September 29, 2006, by and between Boston Life Sciences, Inc. and Robert S. Langer, Jr.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.
Date: October 4, 2006	By:	/s/ Kenneth L. Rice, Jr.

Kenneth L. Rice, Jr. Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

10.1	Consulting Agreement dated September 29, 2006, by and between Boston Life Sciences, Inc. and Robert S. Langer, Jr.